EXHIBIT 23.1
CONCENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2 of Tank Sports, Inc., of our report dated April 21, 2006 on our audits of the financial statements of Tank Sports, Inc. as of February 28, 2006, and the results of its operations and cash flows for each of the two years then ended, and the reference to us under the caption “Experts”.

/s/Kabani & Company, Inc.
Los Angeles, California

April 18, 2007